Domain://Capital

August 8, 2013

Searchcore, Inc.
Mr. James Pakulis, CEO
26497 Rancho Parkway South
Lake Forest, CA 92630

Re: Lease No. 1472

Dear Mr. Pakulis,

So long as no default caused by Lessee shall have occurred and be continuing, Lessee shall have the option to purchase the Domain "AS IS" and "WHERE IS", upon expiration of the term designated in the Lease by giving notice of such exercise to Lessor not later than thirty (30) days prior to the end of the Lease. By the giving of such notice, Lessee acknowledges and agrees that its option to purchase the Domain shall be its binding obligation and that said notice and the exercise of such option may not be thereafter rescinded, without the express written agreement of Lessor. Lessee's right to enforce this option agreement shall not be affected by Lessor's default under the Lease. In the event of Lessor's default, Lessee will be entitled to exercise and enforce this option at any time thereafter

Based on the foregoing, the total purchase price of the Domain shall be $1.00. The purchase price shall be paid in cash or by certified or bank check payable to Lessor's order, on or before the expiration date of the term of the Lease.

Very truly yours,

Vince Harasymiak
Domain Capital